UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 25, 2022
iRhythm Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-37918	20-8149544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
699 8th Street, Suite 600
San Francisco, California 94103
(Address of principal executive office) (Zip Code)
(415) 632-5700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	IRTC	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2022, iRhythm Technologies, Inc. (the “Company”) announced that Brice Bobzien had been appointed as the Company’s Chief Financial Officer, and Reyna Fernandez had been appointed as the Company’s EVP, Chief Human Resources Officer, each effective as of such officers first day of employment with the Company. Mr. Bobzien is expected to start with the Company on August 8, 2022, and Ms. Fernandez is expected to start on July 25, 2022. In connection with Mr. Bobzien’s appointment, Douglas Devine has agreed to resign from his position as Chief Financial Officer of the Company on Mr. Bobzien’s first day of employment, but will remain the Company’s Chief Operating Officer.

On July 25, 2022, the Board of Directors of the Company (the “Board”), acting on the recommendation of its Compensation and Talent Management Committee (the “CTMC”) and after considering input from its compensation consultant, Compensia, Inc. (“Compensia”), has approved an offer letter for Mr. Bobzien in connection with his appointment as the Company’s Chief Financial Officer (the “Bobzien Offer Letter”) and approved his appointment as Chief Financial Officer of the Company effective upon his first day of employment. Mr. Bobzien executed the Bobzien Offer Letter on July 22, 2022. The Bobzien Offer Letter provides for, among other things, (i) a base salary of $400,000 annually, (ii) annual cash bonus eligibility with a target amount equal to 60% of his salary based upon mutually agreed upon goals and metrics by Mr. Bobzien and the Board and the CTMC, (iii) a grant of restricted stock units (“RSUs”) with a grant date fair value of $900,000 that will vest annually over four years, and (iv) a grant of performance stock units (“PSUs”) with a grant date fair value equal to $900,000 that will vest pursuant to the performance-based metrics applicable to the Company’s management team generally as set forth in the Company’s 2022 PSU incentive program as previously approved by the Company's Board of Directors. Mr. Bobzien will be eligible to receive severance benefits pursuant to the terms of the Company’s Executive Change in Control and Severance Policy (the “Severance Policy”), with any benefit eligibility calculated by reference to the Tier 2 eligibility standard as set forth in the Severance Policy and enter into the Company’s standard indemnification agreement. The description of the Bobzien Offer Letter is qualified in its entirety by the actual offer letter, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

There are no arrangements or understandings between Mr. Bobzien and any other persons pursuant to which he was appointed as an officer of the Company. Mr. Bobzien does not have a family relationships with any of the Company’s directors or executive officers, and, other than as described above, Mr. Bobzien does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On July 25, 2022, the Company issued a press release announcing the appointment of Mr. Bobzien and Ms. Fernandez as officers of the Company. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Offer Letter between the Company and Brice Bobzien dated July 25, 2022
99.1	Press Release dated July 25, 2022
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC.

Date: July 25, 2022	By:	/s/ Quentin Blackford
Quentin S. Blackford
President and Chief Executive Officer